Grupo Santander

IGNACIO BENJUMEA CABEZA DE VACA, GENERAL SECRETARY AND SECRETARY OF THE ADMINISTRATION COMMITTEE OF THE EXECUTIVE COMMISSION OF THE "BANCO SANTANDER CENTRAL HISPANO, S.A.",

I CERTIFY: That, pursuant to the corresponding minutes, of the meeting held by the Executive Commission of the Entity, in Santander, Paseo de Pereda 9-12, on June 16, 2006, summoned by the schedule of meetings, previously communicated and unanimously accepted by all the members of the Commission, without a prior agenda as it is not applicable to the operation of the Commission, all ten members attending, besides the Secretary, and the minutes of which was approved unanimously at the end of the meeting, the agreement, among others, was adopted, also unanimously, and which it literally reads:

"To grant a special power of attorney to Mr. James Howard Bathon (married, born in the State of Maryland, on July 23, 1960, citizen of the United States on America, domiciled at 574 Washington Avenue, Pleasantville, New York 10570, U.S.A., bearing Social Security Number 219-76-7238), by which he is granted the right to formalize, indistinctively and jointly, before the corresponding federal authorities of the United States of America, and the state authorities of the State of New York, including the Federal Reserve Bank, and the taxing authorities, all the acts and declarations obliged to be performed by Banco Santander Central Hispano, S.A., in regards to and/or pursuant with the acquisition of a share on the capital stock of the Sovereign Bankcorp, of the United States of America, being Mr. James Howard Bathon empowered to fulfill, issue, sign, and submit any kind of public and private documents and forms under the terms and conditions he deems appropriate, and to perform any related declarations thereto until their duly submission and registration."

Moreover, I CERTIFY that the ten members of the Executive Commission of the Entity that appeared at the meeting held on June 16, 2006 were: Don Emilio Botín-Sanz de Sautuola and García de los Rios, Don Fernando de Asúa Álvarez, Don Alfredo Sáenz Abad, Don Matías Rodríguez Inciarte, Don Antonio Basagioti García-Tuñón, Doña Ana Patricia Botín-Sanz de Sautuola and O'Shea, Don Guillermo de la Dehesa Romero, Don Rodrigo Echenique Gordillo, Don Antonio Escámez Torres, and Don Francisco Luzón López.

And, for the records, I issue this certification, certified by Don Matías Rodríguez Inciarte, Third Vice-President, in Boadilla de Monte (Madrid), on the nineteenth day of the month of June of the year two thousand and six.

Ratified.

Third Vice-President

[Illegible signature] [Illegible Signature]